Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made on the 9th day of June 2022, between Latham Pool Products, Inc. (“Company”) and Robert L. Masson II (“Employee”) and is effective as of July 11, 2022 (the “Effective Date”). As used in this Agreement, “Company” includes Latham Pool Products, Inc., its predecessors, successors, and assigns.

W I T N E S E T H

WHEREAS, Company desires to employ Employee upon the terms and conditions hereinafter stated, and

WHEREAS, Employee wishes to be employed by Company upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound thereby, Company and Employee agree as follows:

1.	Employment. Company shall employ Employee, and Employee hereby accepts employment by Company, for the period and upon the terms and conditions contained in this Agreement.
2.	Term. This Agreement will take effect on the Effective Date and shall continue unless sooner terminated as hereinafter provided (“Term”).
3.	Titles and Duties. During the Term, Employee shall serve as Company’s Chief Financial Officer and shall use Employee’s skills and render services to the best of Employee’s abilities in contributing to the operations and success of the Company, all in accordance with the directives of the Company’s Chief Executive Officer (“CEO”) and any other person designated by the CEO or Board of Directors (the “Board”), to whom Employee will report. Employee’s principal place of business will initially be home in New Hampshire, with regular travel to Latham, NY and other locations required.
4.	Policies. Except as provided herein, Employee shall be covered by and agrees to comply with all policies and procedures of the Company and its parent, Latham Group, Inc. (“Parent”) on the same terms as are applicable to other full-time executive employees of Company, and as may be amended from time to time.
5.	Extent of Services.
a.	Employee shall devote substantially all of Employee’s business time, skills, and attention to the performance of Employee’s duties hereunder and use Employee’s best efforts in such endeavors.
b.	Employee shall not engage in any business activity that conflicts with Employee’s duties hereunder or with the interests of the Company, regardless of whether such activity is pursued for gain or profit, although Employee may manage Employee’s passive personal investments. Subject to paragraph 5.c. below, Employee also may participate in reasonable and customary professional, educational, welfare, social, and civic activities, as long as they do not adversely impact the performance of Employee’s duties hereunder or otherwise conflict with the interests of the Company.
c.	Employee shall not participate in any expert networks or serve on any for-profit boards without the prior approval of the Board or CEO. It is understood and agreed that Employee may continue to serve on the Board of Directors of Tech-Etch, Inc.
d.	If requested by Company, during the Term, Employee shall serve as a director, manager or officer of Company or Parent or any Affiliate (as defined below) of Company for no additional compensation. For purposes of this Agreement, (i) “Affiliate” means, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, and (ii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
6.	Compensation.
a.	Base Compensation. For all services rendered under this Agreement, Company shall pay Employee an initial base salary of $420,000 per year (“Base Compensation”), subject to applicable withholdings and deductions, and payable in regular installments in accordance with Company’s generally applicable payroll practices. During the Term of this Agreement, the CEO or Board may, in his, her or its sole discretion, increase, but not decrease, Employee’s Base Compensation, except for across the board reductions affecting all or substantially all senior executives of the Company.
b.	Bonuses. During the Term, commencing in 2022, Employee is entitled to participate in the Management Incentive Bonus (MIB) program, as in effect and established from time to time by the Board or CEO. Employee’s annual bonus target is 60% of Base Compensation at 100% performance (“Annual Bonus”). Subject to Employee’s employment through December 31, 2022, the Annual Bonus for 2022 shall be guaranteed at not less than $252,000 (60% of base salary). The MIB represents discretionary payments that are designed to reward Employee for Employee’s active contribution assisting Company to achieve its business objectives. Any payments under the MIB are subject to Employee’s continued employment through the applicable payment date. The MIB may be amended from time to time at the discretion of Company and without notice to Employee.

c.	Annual Equity. Employee shall be eligible to participate in the annual equity incentive program of Parent and receive grants of equity or equity-based awards which may be options (each, an “Equity Award”), with vesting over four years, subject to the terms and conditions of Parent’s Omnibus Equity Incentive Plan (the “EIP”) and Parent’s standard form of award agreement. Employee’s Equity Award for the 2022 calendar year shall be a number of options to purchase Parent’s common stock with an equivalent value of $378,000 on the date of grant. During the Term for 2023 and annually thereafter, Employee’s Equity Award shall have a target value of (150% of Base Compensation) $630,000 as of the date of grant and it is intended that such award be made in options.
d.	Sign-on Grant. As soon as reasonably practicable following the Effective Date, Employee shall be granted a one-time award of a number of restricted stock units (“Sign On RSUs”) with an equivalent value of $315,000 on the date of grant. The Sign On RSUs shall vest over three years and be subject to the terms and conditions of the EIP and Parent’s standard form of award agreement. The grant of the Equity Awards and the Sign On RSUs are subject to the approval of the compensation committee of the board of directors of Parent and the compensation committee determination of the value of such awards and the grant date shall be binding.
7.	Benefits.
a.	Health and Welfare Benefits. Except as otherwise provided for in this Agreement, Employee shall be eligible to participate in all Company employee benefits policies and plans in effect from time to time, on the same terms and conditions applicable to other full-time executive employees of Company, and in accordance with the terms of those policies and plans. Nothing in this Agreement shall restrict Company from adding, discontinuing, amending or modifying any policies or benefit plans, provided such changes do not conflict with the terms of this Agreement. The Company shall reimburse you (on or within 30 days after you pay such costs) 70% of the cost of your COBRA premium payments to the extent you elect such coverage from your prior employer for the lesser of (i) two months or (ii) the date you commence medical benefits on the Company plan.
b.	Paid Time Off. Employee will be eligible for a maximum of five weeks of paid time off during each twelve-month period worked (which will accrue weekly provided that for 2022, two weeks of such five weeks shall be deemed accrued as of the Effective Date ), provided that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board, adversely affect the business of the Company.
c.	Professional Expenses. Company will reimburse Employee for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, subject to Company’s policies and, to the extent applicable, the Board’s approved annual budget. The Employee shall relocate family to the Latham, NY area, during the 18 month period following the Effective Date and if such relocation occurs while employed by the Company, the Company will reimburse moving expenses up to $150,000 (less applicable taxes and withholdings), subject to a separate relocation policy. If Employee’s employment is terminated for Cause or Employee resigns without Good Reason prior to the first anniversary of such payment, then Employee shall be required to repay the Company 100% of any relocation paid or reimbursed to Employee.
d.	Automobile and Cell Phone Allowance. Employee will receive a monthly automobile allowance of $700 for Employee to drive the automobile of Employee’s choice and a $50 monthly cell phone allowance. This allowance is taxable and subject to applicable withholdings and deductions.
8.	Performance Review. The CEO may review Employee’s performance annually in accordance with the applicable performance evaluation process.
9.	Confidentiality. In the course of performing Employee’s duties and responsibilities as a Company employee, Employee has had and will have access to and be entrusted with detailed confidential and proprietary information and trade secrets (“Confidential Information”), the disclosure of any of which or the use of same by Employee would be highly detrimental to Company’s interests. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its respective customers or suppliers or other third parties. Unless otherwise agreed in writing by Employee and Company, Employee hereby agrees that during and after the termination of Employee’s employment with Company, Employee will not, directly or indirectly, disclose to any person outside of Company or in any way make use of (other than for Company’s benefit), in any manner, any of Company’s Confidential Information or other proprietary information or trade secrets or otherwise infringe upon Company’s proprietary rights unless such disclosure is made by Employee in furtherance of Company’s interests and Employee’s responsibilities under this Agreement.

Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information or other proprietary information or trade secrets that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the Confidential Information or other proprietary information or trade secrets to Employee’s attorney and use such in the court proceeding, if Employee (a) files any document containing Confidential Information or other proprietary information or trade secrets under seal; and (b) does not disclose the Confidential Information or other proprietary information or trade secrets, except pursuant to court order. In the event of any such disclosure by Employee, Employee shall notify the Company and provide a copy of such disclosure. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

For purposes of this Section 9, all references to the Company shall include all of its affiliates.

10.	Termination by Company.
a.	Termination for Cause. Company may immediately terminate Employee’s employment hereunder for “Cause”. For purposes of this Agreement, “Cause” means: (a) Employee’s breach of this Agreement or Company or Parent policy; (b) Employee’s material failure or refusal to perform Employee’s duties as a Company employee (including, without limitation, Employee’s material failure to follow the lawful direction of the CEO or Board or Employee’s gross negligence, willful misconduct, chronic absenteeism, or habitual neglect in the performance of such duties); (c) Employee’s conviction or entry of a nolo contender plea to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any other crime which materially affects Company’s or any of its affiliate’s business; (d) Employee’s plea of guilty or nolo contender or indictment for a crime (other than a minor traffic violation or misdemeanor) or any offense involving moral turpitude, when the CEO or Board in his, her, or its reasonable discretion determines that Employee, as a result of such indictment, can no longer satisfactorily perform the duties of Employee’s job or that Employee’s continuing service would have an adverse effect on the business interests or reputation of Company or any of its affiliates; (e) Employee’s commission of any act of fraud, embezzlement, misappropriation, dishonesty, or theft; (f) Employee’s illegal use of drugs in the workplace; and (g) Employee’s failure to honor Employee’s fiduciary duties to Company, including the duty to act in the best interests of Company. Cause will not be deemed to exist under (a), (b) and (g) of this paragraph unless and until Company provides Employee written notice of the reason and a fifteen (15) day opportunity to cure (if reasonably capable of prompt cure) and Employee fails to cure. Notwithstanding the foregoing, if the Board reasonably determines that its fiduciary duty requires,

Company may suspend Employee with pay during the pendency of an investigation as to whether grounds for Cause exist.
b.	Termination Without Cause. If, during the Term, Company terminates Employee’s employment for any reason other than Cause, Employee’s disability, or following Employee’s notice of resignation, then such termination shall be deemed “without Cause.”
11.	Termination by Employee.
a.	Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for “Good Reason”. Resignation by Employee shall be for “Good Reason” where, unless otherwise consented to in writing by Employee, Company causes:
(i)	A material decrease in Employee’s Base Compensation or target annual bonus, except for across the board reductions affecting all or substantially all executives of the Company;
(ii)	the relocation by the Company of the Employee’s principal place of business for the performance of his duties to a location that is more than fifty (50) mile radius from its current location (provided that if Employee is permitted to work remotely it shall not constitute Good Reason under this clause (ii)); or
(iii)	a material diminution in Employee’s title, duties, and responsibilities.

Notwithstanding the foregoing, Good Reason will not exist unless: (i) Employee provides Company written notice of the existence of Good Reason within ninety (90) days of its initial existence; (ii) Company has a thirty (30) day opportunity to remedy the Good Reason condition and does not so remedy the condition; and (iii) Employee separates from service within thirty (30) days after the cure period described in clause (ii).

b.	Termination by Employee With Written Notice. Employee may terminate Employee’s employment hereunder without Good Reason by notifying Company of Employee’s resignation no less than sixty (60) days prior to the effective date of the resignation (“Adequate Notice”). Company may, at its option, terminate Employee’s employment at any time during such notice period (if Employee does not have Good Reason) and such termination will not be considered a termination without Cause, provided Employee’s compensation and benefits shall continue to through the end of the notice period.
12.	Death or Disability. If, during the Term, Employee becomes disabled such that he is not able to effectively discharge Employee’s duties under this Agreement, with or without reasonable accommodation, for six (6) months in any twelve (12) month period, this Agreement shall terminate and Employee’s employment hereunder will terminate as of the end of the calendar month in which Company, in its sole and exclusive discretion, makes this determination. If the Employee dies the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.
13.	Consequences of Separation From Service.
a.	If, during the Term, Employee’s employment is terminated by the Company without Cause pursuant to Paragraph 10.b. or Employee resigns for Good Reason (as defined in Paragraph 11.a), Company will pay Employee (i) any earned but unpaid Base Compensation through the last day of employment; (ii) any earned but unpaid bonus for any completed prior year; (iii) for any accrued but unused paid time off days up to a maximum of two (2) weeks; (iv) for continuation of health benefits coverage through COBRA for the duration of the severance period (as defined in Section 13.d) at a pro-rata cost share determined at the time of separation from service (and any COBRA coverage after the severance period shall be paid for entirely by Employee); (v) twelve (12) months of Employee’s annual Base Compensation. Notwithstanding the foregoing, if the severance payment and any other benefits payable under this Agreement, either apart from or together with other payments to Employee from Company or its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such severance payment shall be (a) reduced in reverse chronological order to the largest amount as will result in no portion of the severance payment under this paragraph being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (b) delivered in full, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be subject to the excise tax imposed under Section 4999 of the Code.
b.	If, during the Term of this Agreement, Employee’s employment hereunder is terminated for Cause (as defined herein), due to Employee’s disability or death or Employee terminates Employee’s employment other than for Good Reason (as defined herein), Company will pay Employee (or in the case of death, the Employee’s heirs or personal representatives): (i) any earned and unpaid Base Compensation through the last day of employment; (ii) any paid time off to which Employee is entitled under Company policy; and (iii) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans. Company shall have no obligation to make any further payments (salary, incentive compensation or otherwise) or provide any further benefits to Employee except as otherwise provided for herein or under the applicable terms of such benefit plans.

c.	If Employee resigns without Adequate Notice and Company terminates Employee’s employment during the notice period such termination will not be considered a termination without Cause and Company will be under no obligation to continue to pay Employee Employee’s Base Compensation or pay for Employee’s continued participation in Company group health plans.
d.	The foregoing payments are subject to applicable withholdings and deductions, and in accordance with Company’s generally applicable payroll practices. Payment of the benefits provided for in paragraph 13(a)(v) (to the extent not vested by statute or the terms thereof on the business day prior to the Employee’s separation from service date) are contingent upon Employee’s execution of a separation agreement and general release of any and all claims against Company, in a form provided by the Company, with such release being effective and irrevocable within sixty (60) days following Employee’s separation from service date. Provided these contingencies are satisfied and subject to Employee’s compliance with his post-employment obligations, Company will pay the amount provided for in paragraph 13(a)(v) ratably over a twelve (12) month period (the “severance period”) in accordance with the Company’s regular compensation payment practices beginning after Company receives the executed separation agreement and general release, provided that if the time period for executing and revoking the release begins in one taxable year and ends in a second taxable year, no such payments shall be made until the second taxable year and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for the delay.
e.	Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Employee except as otherwise provided under the applicable terms of this Agreement or such benefit plans.
f.	All payments under this Agreement may be reduced by applicable taxes and withholdings. Company intends for the foregoing payments either to satisfy the requirements of Section 409A of the Internal Revenue Code, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and Agreement shall be construed and interpreted accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to the Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B). If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.
g.	If Employee’s employment is terminated for any reason, then Employee shall be deemed to, and shall, resign (i) from any board or other governing body to which he has been appointed or nominated by or on behalf of Company or its Affiliates (including Parent), and (ii) from any position with Company or any of its Affiliates (including Parent), including, but not limited to, as an officer of any such Affiliate and Employee will execute any documents reasonably required to effectuate the foregoing and failure to do so shall result in a termination for Cause.
14.	Inventions and Patents. The Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and its affiliates and which are conceived, developed or made by the Employee while employed (“Work Product”) belong to the Company. The Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Employee’s employment) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments).
15.	Noncompetition.
a.	Employee acknowledges and agrees that the Company is engaged in a highly specialized and competitive business and that by virtue of Employee’s position, and the Company’s confidential information that the Employee has or will receive, the Employee’s engaging in business which is in competition with the Company will cause the Company great and irreparable harm.
b.	Employee further acknowledges that the Company has invested and/or will invest substantial time, effort and finances into helping Employee develop Employee’s relationships with the Company’s customers.
c.	Consequently, Employee covenants and agrees that during Employee’s employment and for a two (2) year period after Employee’s employment with the Company ends, whether voluntarily or involuntarily, Employee will not either directly or indirectly, individually or through any person, firm, corporation or other entity, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in the pool industry, or any other industries in which the Company has done business during Employee’s employment with the Company or which the Company was actively considering during such period. All references to the Company in this Paragraph 15 include the affiliates of the Company and Parent. The restrictions set forth in this Paragraph 15 shall apply to any conduct in North America and any other geographical area in which the Company operates or provides services or is actively preparing to operate or provide services as of the last date of Employee’s employment. Employee acknowledges and agrees that he has been advised of his right to consult with counsel prior to executing this Agreement.
16.	Nonsolicitation.
a.	Employee acknowledges and agrees that during the course of Employee’s employment by the Company, Employee will have access to, come into contact with and become aware of some, most or all of the Company’s Confidential Information, and information pertaining to customers, past, present, and prospective, as well as the specific contact information for key personnel at the Company’s customers. Employee further acknowledges and agrees that the disclosure of such Confidential Information, or customer information, absent the Company’s consent, will cause the Company great and irreparable harm.
b.	Employee covenants and agrees that during Employee’s employment and for a two (2) year period after Employee’s employment with the Company ends, whether voluntarily or involuntarily, Employee will not, either directly or indirectly, solicit, attempt to solicit, or accept business nor will Employee assist any other entity, either directly or indirectly, in soliciting or attempting to solicit, or accept business from any customers of the Company, whether an individual or entity, with whom Employee, Company or any employee of the Company, had contact or dealings with on behalf of the Company, at any time during the five (5) year period preceding the termination of Employee’s employment. Employee further covenants and agrees that for a period of two (2) years from the end of Employee’s employment relationship with the Company, whether voluntary or involuntary, Employee will not directly or indirectly, either individually or through any person, firm, corporation or other entity, solicit or attempt to solicit, offer employment to or hire in any capacity, or entice away or in any other manner persuade or attempt to persuade any officer, director, agent, representative or employee of the Company to leave Employee’s/her employment with the Company.
c.	Employee covenants and agrees that during Employee’s employment and at all times thereafter, whether terminated voluntarily or involuntarily, Employee will not make any oral or written statements or publications with respect to Company, its officers, directors and/or its employees that disparages or denigrates Company.

Notwithstanding anything in this Section 16.b or elsewhere in this Agreement to the contrary, nothing herein will be deemed to prohibit (i) truthful communications in response to a request by a regulator or self-regulatory organization, (ii) truthful responses to a subpoena or other legal process, (iii) any truthful testimony or pleadings in any legal, quasi-legal, or administrative proceeding, or (iv) exercising any applicable protected rights under Section 7 of the National Labor Relations Act (NLRA).
d.	All references to the Company in this Paragraph 16 include the Affiliates of the Company including Parent.
17.	Enforcement of Certain Provisions.
a.	Employee acknowledges and agrees that any violation of Paragraphs 9, 15 and 16 (other than an inadvertent isolated and immaterial violation), including divulgence of confidential information as well as information about the Company’s equipment or processes, to unauthorized persons is sufficient reason for immediate dismissal, which would constitute termination for Cause.
b.	Employee acknowledges and agrees that Employee’s breach of Paragraphs 9, 15 or 16, will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement without the need to post a bond, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, costs, and attorneys’ fees to the extent permitted by law. Nothing in Paragraph 26, Arbitration, precludes Company from seeking relief from a court of competent jurisdiction as necessary pursuant to the terms of this Paragraph.
c.	If the Company is required to enforce any of its rights under Paragraphs 9, 15 or 16 through legal proceedings, the Employee shall reimburse the Company for all reasonable costs, expenses and counsel fees incurred by the Company in connection with the enforcement of its rights under this Agreement, as determined by a court of competent jurisdiction.
d.	Employee acknowledges and agrees that the restrictions contained in Paragraphs 9, 15, and 16 are reasonable in scope and Employee will not raise any issue regarding the reasonableness of Paragraphs 9, 15, and 16 as a defense in any proceeding to enforce Paragraphs 9, 15, and 16 of the Agreement.

e.	If one or more provisions of Paragraphs 9, 15, and 16 of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Employee acknowledges and agrees the validity, legality, and enforcement of the remaining provisions of Paragraphs 9, 15, and 16 of the Agreement shall not in any way be affected or impaired. Furthermore, if a court of competent jurisdiction determines that any of the restrictions contained in Paragraphs 9, 15, and 16 of this Agreement are not reasonable, the Company and Employee agree that the court may modify such provisions as the court deems reasonable.
f.	Employee acknowledges and agrees that for a period of two (2) years from Employee’s separation of employment from the Company, Employee will: (i) before accepting an offer of employment, inform such employers of the provisions set forth in Paragraphs 9, 15, 16, and 17 of this Agreement; and (ii) within two (2) business days of accepting an offer of employment with another employer, notify the Company of the name and address of the new employer and the title of the position accepted.
g.	Employee acknowledges and agrees that the restrictions set forth in Paragraphs 9, 15, and 16 (i) are intended to protect the interest of the Company in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agrees that such restrictions are reasonable and appropriate for this purpose; (ii) are an essential inducement to the Company to enter into this Agreement; and (iii) shall not impose an undue hardship on Employee and Employee’s ability to earn a livelihood.
18.	Notices. Any notice required or desired to be given under this Agreement shall be deemed given by personal delivery, overnight courier, or by certified or registered mail, postage prepaid, return receipt requested to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three days after mailing by certified mail to the following addresses:

Latham Pool Products. Inc. Attn: Melissa Feck 787 Watervliet Shaker Rd Latham, NY 12110
Robert L. Masson, II ******************** ******************** To the Company Latham Pool Products. Inc. Attn: Melissa Feck 787 Watervliet Shaker Rd Latham, NY 12110

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

19.	Assignment. Employee acknowledges that Employee’s services are unique and personal and that Employee therefore may not assign or delegate Employee’s rights or duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Company, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Company.
20.	Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.
21.	Cooperation. Subject to the terms of this Agreement, in the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other Person in connection with Company or any of its Affiliates, Employee agrees to cooperate in good faith with Company or any such Affiliate to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with Company or any such Affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any relevant books and records in Employee’s control, in each case, as reasonably requested by Company or any of its Affiliates or any of their respective representatives. The Company shall reimburse Employee for all reasonable out of pocket expenses in connection with such requests for cooperation.
22.	No Other Contracts. Employee represents and warrants to Company that as of the date hereof and as of the Effective Date (i) neither the execution and delivery of this Agreement by Employee nor (ii) the performance of Employee’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Employee is a party or by which Employee is bound, nor shall the execution and delivery of this Agreement by Employee nor the performance of Employee’s duties and obligations hereunder give rise to any claim or charge against either Employee or Company based upon any other contract, or agreement to which Employee is a party or by which Employee is bound, (iii) Employee is not now subject to any covenants against competition or similar covenants, any court order or other legal obligation, or other agreement that would affect the performance of his obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of Employee’s duties and obligations to the Company hereunder during or after the Term, (iv) there are no facts or circumstances or actions by the Employee which would result in material economic or reputational damage to the Company, and (v) Employee is lawfully permitted to work in the United States on and after the Effective Date. Employee’s employment is contingent upon the completion of a background investigation and reference check satisfactory to the

Company in its discretion. Employee covenants that he will not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent. Any breach of this Section 22 shall constitute Cause. Employee shall indemnify and hold harmless Company against any and all claims that execution and delivery of this Agreement by Employee or Employee’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Employee is a party or by which Employee is bound.
23.	Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein; this Agreement supersedes the terms of all other employment or similar agreements entered into by Company or its affiliates and Employee. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. Paragraph headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular paragraphs to which they refer. This Agreement has no effect on any other agreements already in place between Company and Employee regarding stock options or ownership shares in the Company.
24.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles thereof.
25.	Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.
26.	Arbitration. With the exception of disputes subject to Paragraph 17(b) above, any dispute between the parties arising out of or related to this Agreement shall be conducted pursuant to the Employment Arbitration Rules of the American Arbitration Association. All arbitration shall be governed by the Federal Arbitration Act and the arbitration decision shall be enforceable in the courts in the State of New York. This obligation to arbitrate shall survive even if this Agreement shall be alleged to be rescinded or terminated. The arbitration hearing shall be convened in Albany, New York and shall take place within six months from the service of the statement of claim unless the hearing cannot fairly and practically be so convened.
27.	Survival. All provisions of this Agreement that are intended to survive its termination, including but not limited to Paragraphs 9, 15, 16 and 17, shall so survive.
28.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Latham Pool Products, Inc.

/s/ Scott M. Rajeski

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Robert L. Masson, II

/s/ Robert L. Masson, II